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                                     ANCHOR
                                 INTERNATIONAL
                                      BOND
                                     TRUST

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                                  ANNUAL REPORT

                   ==========================================



                                DECEMBER 31, 2002



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                         ANCHOR INTERNATIONAL BOND TRUST







        Comparison of the Change in Value of a $10,000 Investment in the
                        Anchor International Bond Trust
                and the Solomon Brothers World Govt. Bond Index



                                [OBJECT OMITTED]




                ------------------------------------------------
                         Anchor International Bond Trust
                           Average Annual Total Return
                ================================================

                     1 Year          5 Year         10 Year

                    (0.18%)          (4.21%)        (1.28%)


                ------------------------------------------------




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                         ANCHOR INTERNATIONAL BOND TRUST


                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2002



Assets:
Cash  (see Schedule of Investments, Notes 1, 2 & 5)............      $   3,949
Receivables....................................................          9,557
                                                                   ------------
     Total assets..............................................         13,506
                                                                   ------------

Liabilities:
Accrued expenses and other liabilities (Note 3 )...............              2
                                                                   ------------
     Total liabilities.........................................              2
                                                                   ------------

Net Assets:
Capital stock (unlimited shares authorized at $1.00 par value,
 amount paid in on 2,423 shares outstanding) (Note 1)..........      2,299,575
Distributable earnings (Notes 1 & 4)...........................     (2,286,071)
                                                                   ------------
     Net assets (equivalent to $5.57 per share, based on
      2,423 capital shares outstanding)........................    $    13,504
                                                                   ============




   The accompanying notes are an integral part of these financial statements.




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                         ANCHOR international bond Trust


                             statement of operations
                                december 31, 2002



Income:
 Interest......................................................    $        46
                                                                   ------------
     Total income..............................................             46
Expenses:
 Miscellaneous expenses........................................             50
                                                                   ------------
     Total expenses............................................             50
                                                                   ------------
Net investment income (loss)...................................             (4)
                                                                   ------------
Realized and unrealized gain (loss) on investments:
  Realized gain  (loss) on investments-net.....................         --
  Increase (decrease) in net unrealized appreciation
   in investments..............................................         --
                                                                   ------------
     Net gain (loss) on investments............................         --
                                                                   ------------

Net decrease in net assets resulting from operations...........    $        (4)
                                                                   ============



   The accompanying notes are an integral part of these financial statements.




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                         ANCHOR INTERNATIONAL BOND TRUST


                       STATEMENTS OF CHANGES IN NET ASSETS



                                                    Year Ended      Year Ended
                                                   December 31,    December 31,
                                                       2002            2001
                                                   ----------------------------
From operations:
 Net investment income (loss)....................   $       (4)     $      (14)

 Realized loss on investments, net...............            --             --
 Decrease (increase) in net unrealized
  appreciation in investments....................            --             --
                                                   -------------  -------------
     Net decrease in net assets
           Resulting from operations.............           (4)            (14)
                                                   -------------- -------------
Distributions to shareholders:
 From net investment income .....................           --              --
 From net realized gain on investments..........            --              --
                                                   -------------- -------------
     Total distributions to shareholders.........           --              --
                                                   -------------- -------------
From capital share transactions:

                               Number of Shares
                              2002        2001
                            ---------- -----------
 Proceeds from sale of
   shares...................  --          --                --              --
 Shares issued to share-
  holders in distributions
  reinvested................  --          --                --              --
 Cost of shares redeemed.... (875)       (1,476)        (4,891)         (8,391)
                            ---------- -----------  --------------  -----------
 Decrease in net assets
  resulting from capital
share                        (875)       (1,476)        (4,891)         (8,391)
  transactions..............
                            ========== =========== --------------  ------------

Net (decrease) increase in net assets............       (4,895)         (8,405)
Net assets:
  Beginning of period............................       18,399          26,804
                                                   --------------  ------------
  End of period (including undistributed net
   investment income of $237,569 and
   $237,586, respectively).......................  $    13,504     $    18,399
                                                   ==============  ============




   The accompanying notes are an integral part of these financial statements.



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                         ANCHOR INTERNATIONAL BOND TRUST


                              FINANCIAL HIGHLIGHTS
                (for a share outstanding throughout each period)


                                            Year Ended December 31,
                            2002         2001       2000       1999       1998
                           ---------------------------------------------------

Investment income.........$(331.33)   $(970.63)  $(274.76)   $(140.99)   $0.78
Expenses, net............. (357.34)    (992.91)   (353.01)    (112.55)    0.21
                           --------- ----------  ----------  ---------- -------
Net investment income        26.01       22.28      78.25      (28.44)    0.57
(loss)....................
Net realized and
unrealized
 gain (loss) on
investments...............  (26.02)     (22.31)    (79.25)      27.44     0.19
Distributions to
shareholders:
  From net investment
   income.................   --          --         --          --       (0.61)
  From net realized gain
   on  investments........   --          --         --          --         --
                           --------- ----------  ----------  ---------- -------
Net increase (decrease)
 in net asset value.......   (0.01)      (0.03)     (1.00)      (1.00)    0.15
Net asset value:
 Beginning of period......    5.58        5.61       6.61        7.61     7.46
                           --------- ----------  ----------  ---------- -------
End of period............   $5.57       $5.58      $5.61       $6.61     $7.61
                           ========= ==========  ==========  ========== =======

Total Return..............   (0.18%)     (0.53%)   (15.13%)    (13.14%)  10.20%
Ratio of expenses to
 average net assets.......    0.31%       2.95%      8.04%       2.20%    1.30%
Ratio of net investment
 income to average net
 assets...................   (0.02%)     (0.07%)    (1.78%)      0.56%    3.53%
Average commission rate
paid......................     --          --         --          --        --
Number of shares out-
 standing at end of period   2,423       3,298       4,774     19,986   729,797




   The accompanying notes are an integral part of these financial statements.




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                         ANCHOR INTERNATIONAL BOND TRUST


                             SCHEDULE OF INVESTMENTS
                                DECEMBER 31, 2002


                                                                       Value
  Quantity                                                           (Note 1)
  --------                                                           --------
 CASH & OTHER ASSETS, LESS LIABILITIES - 100.00%....................    13,504
                                                                     ---------
           Total Net Assets......................................... $  13,504
                                                                    ===========
















   The accompanying notes are an integral part of these financial statements.



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                         ANCHOR INTERNATIONAL BOND TRUST


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002



1. Significant accounting policies:
   Anchor International Bond Trust, a Massachusetts business trust (the "Trust"), is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end investment management company. The following is a summary of significant accounting policies followed by the Trust which are in conformity with those generally accepted in the investment company industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
   At a meeting of the Board of Trustees on December 6, 2002, after discussions with the Trust's investment adviser, independent accountant, counsel and administrator, the Board determined that the continued operation of the Trust was not economically feasible. After careful consideration of various alternatives, the full Board concluded that the liquidation of the Trust was the alternative that was in the best interests of the shareholders of the Trust. The Board then unanimously approved the plan to liquidate the Trust and directed that it be submitted to the Trust's shareholders for consideration.
   A. Investment securities-- Security transactions are recorded on the date the investments are purchased or sold. Each day, securities traded in the foreign over-the-counter market are valued at the closing bid price of the European markets; other investment securities traded on a national securities exchange are valued at the last sales price as of 12:00 noon, or, if there has been no sale by noon, at the current bid price. Other securities for which market quotations are readily available are valued at the last known sales price, or, if unavailable, the known current bid price which most nearly represents current market value. Options are valued in the same manner. Foreign currencies and foreign denominated securities are translated at current market exchange rates as of noon. Temporary cash investments are stated at cost, which approximates market value. Interest income is recorded on the accrual basis. Gains and losses from sales of investments are calculated using the "identified cost" method for both financial reporting and federal income tax purposes.
   B. Income Taxes-- The Trust has elected to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute each year all of its taxable income to its shareholders. No provision for federal income taxes is necessary since the Trust intends to qualify for and elect the special tax treatment afforded a "regulated investment company" under subchapter M of the Internal Revenue Code.




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                         ANCHOR INTERNATIONAL BOND TRUST


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


                                   (Continued)

     Income and capital gains distributions are determined in accordance with federal tax regulations and may differ from those determined in accordance with generally accepted accounting principles. To the extent these differences are permanent, such amounts are reclassified within the capital accounts based on their federal tax basis treatment; temporary differences do not require such reclassification. During the current fiscal year, there were no permanent differences. No reclassification was necessary.
   C. Capital Stock -- The Trust records the sales and redemptions of its capital stock on trade date.
   D. Foreign Currency-- Amounts denominated in or expected to settle in foreign currencies are translated into United States dollars at rates reported by a major Boston bank on the following basis:
      A. Market value of investment securities, other assets and liabilities at the 12:00 noon Eastern Time rate of exchange at the balance sheet date.
      B. Purchases and sales of investment securities, income and expenses at the rate of exchange prevailing on the respective dates of such transactions (or at an average rate if significant rate fluctuations have not occurred).
     The Trust does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.
     Reported net realized foreign exchange gains or losses arise from sales and maturities of short term securities, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Trust's books, and the United States dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities other than investments in securities at fiscal year end, resulting from changes in the exchange rate.
2. Tax basis of investments:
   At December 31, 2002, the Trust held no investments. As a result, there was no aggregate gross unrealized appreciation in investments in which there was an excess of market value over tax cost. There was no aggregate gross unrealized depreciation in investments in which there was an excess of tax cost over market value. Net unrealized depreciation in investments at December 31, 2002 was $0.
   At December 31, 2002, the Trust had $802,633 of unused capital loss carryforwards which expire in 2006.
3. Investment advisory service agreements:
   At meetings of the Board of Trustees on September 10, 2001 and December 6, 2002, the Trustees voted to approve an interim investment advisory contract between the Trust and F.L. Putnam Investment Management Company (the new "investment adviser"). The interim investment advisory contract is identical to the previous contract and provides that the Trust will pay the adviser a fee for investment advice based on 3/4 of 1% per annum of average daily net assets. At December 31, 2002, investment advisory fees of $0 were due and were included in "Accrued expenses and other liabilities" in the accompanying Statement of Assets and Liabilities. David W.C. Putnam, a Trustee of the Trust, is a Director of the Investment Adviser.


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                         ANCHOR INTERNATIONAL BOND TRUST


                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


                                   (Continued)

4. Certain transactions:
   Certain officers and trustees of the Trust are directors and/or officers of the investment adviser and distributor. Meeschaert & Co., Inc., the Trust's distributor, received no brokerage commissions during the year ended December 31, 2002.
   As of December 31, 2002, the components of distributable earnings on a tax basis were as follows:

       Accumulated undistributed net investment income..    $      237,569
       Accumulated realized loss from securities
        transactions....................................        (2,523,640)
                                                            ---------------
                                                            $   (2,286,071)
                                                            ===============
5. Purchases and sales:
   Aggregate cost of purchases and the proceeds from sales and maturities on investments for the year ended December 31, 2002 were:
     Cost of securities acquired:
       U.S. Government and investments backed by such
       securities.......................................    $            0
       Other investments................................                 0
                                                            ---------------
                                                            $            0
                                                            ===============

     Proceeds from sales and maturities:
       U.S. Government and investments backed by such
       securities.......................................    $            0
       Other investments................................                 0
                                                            ---------------
                                                            $            0
                                                            ===============





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                         ANCHOR INTERNATIONAL BOND TRUST


                              OFFICERS AND TRUSTEES




ERNIE BUTLER                                          Trustee
President, I.E. Butler Securities

SPENCER H. LE MENAGER                                 Trustee
President, Equity Inc.

DAVID W.C. PUTNAM                                     Chairman
President, F.L. Putnam                                and Trustee
Securities Company, Incorporated

J. STEPHEN PUTNAM                                     Vice President and
President, Robert Thomas Securities                   Treasurer

DAVID Y. WILLIAMS                                     President, Secretary
President and Director, Meeschaert & Co., Inc.,       and Trustee
President and Director, Anchor Investment
Management Corporation





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                         ANCHOR INTERNATIONAL BOND TRUST




Independent Auditors' Report


To the Shareholders and Trustees of Anchor International Bond Trust:


We have audited the accompanying statement of assets and liabilities of Anchor International Bond Trust (a Massachusetts business trust) including the schedule of investments, as of December 31, 2002, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2002 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Anchor International Bond Trust as of December 31, 2002, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.


                                                     Livingston & Haynes, P.C.


Wellesley, Massachusetts
January 10, 2003





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                         ANCHOR INTERNATIONAL BOND TRUST






                               INVESTMENT ADVISER
                    F.L. Putnam Investment Management Company
               20 Williams Street, Wellesley, Massachusetts 02481
                                 (800) 344-3435

                                   DISTRIBUTOR
                             Meeschaert & Co., Inc.
            579 Pleasant Street, Suite 4, Paxton, Massachusetts 01612

                        ADMINISTRATOR AND TRANSFER AGENT
                       Cardinal Investment Services, Inc.
           579 Pleasant Street, Suite 4, Paxton, Massachusetts 01612
                                 (508) 831-1171

                                    CUSTODIAN
                         Investors Bank & Trust Company
                200 Clarendon Street, Boston, Massachusetts 02116

                          INDEPENDENT PUBLIC ACCOUNTANT
                            Livingston & Haynes, P.C.
           40 Grove Street, Suite 380, Wellesley, Massachusetts 02482

                                  LEGAL COUNSEL
                             Thorp Reed & Armstrong
                One Oxford Center, Pittsburgh, Pennsylvania 15219








This report is not authorized for distribution to prospective investors in the Trust unless preceded or accompanied by an effective prospectus which includes information concerning the Trust's record or other pertinent information.




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